Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618 – 5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Brandi Piacente
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS REPORTS THIRD QUARTER 2008 GROWTH
RESTRUCTURING PLAN YIELDS EARLY POSITIVE RESULTS

IRVINE, Calif. – January 14, 2008 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, riflescopes, binoculars and microscopes, today announced its financial results for the third quarter of fiscal 2008 ended November 30, 2007.

The Company reported +6% growth in quarterly net sales over the same period last year, with $51.4 million in revenue versus $48.5 million in the prior year period.  The increase in revenues from a year ago was achieved despite the closure of Discovery Channel Stores retail locations, one of the Company’s top customers with over $2 million in revenue during the third quarter of the prior fiscal year.  During the third quarter of fiscal 2008, the Company saw particular strength in its domestic business with increases in shipments of low-end telescopes during the quarter, revenue from the new product mySKY™, and continued recovery of riflescopes.  Gross riflescope revenue increased 19% versus the prior year period as the Company continued to be sufficiently stocked with its most popular models after resolving its supply chain difficulties earlier in the year.

“We are very pleased to report that our turnaround efforts began to yield results in the form of higher revenue and lower operating costs during the third quarter,” said Steve Muellner, President and Chief Executive Officer of Meade.  “Achieving a +6% revenue increase following the loss of a major customer was a significant accomplishment.  We believe our recent top line success stems from four sources: new customers, the repair of our past supply chain difficulties, our new product offering and finally the Euro/U.S. Dollar exchange rate.   More importantly, however, we continue to plant seeds for revenue growth next year.  We expect to see continued recovery in our riflescope business and we expect to see additional success of our entry level telescopes in fiscal 2009.”

Mr. Muellner continued, “In addition to the increase in revenue, we are especially proud of the significant improvements in our pro-forma operating results, driven predominantly by our restructuring activities over this past year.  We consolidated facilities, reduced headcount and lowered the Company’s overall operating cost structure.  With SG&A costs now at more appropriate levels, our focus going forward will shift to improving gross margins.  To this end, and as announced earlier in the third quarter, we are eliminating Meade’s manufacturing operations in the United States and moving them to lower-cost international locations, further lowering our operating cost structure with the goal of achieving net annualized cost savings of approximately $10 million.  We are currently on track with our manufacturing transition plan and expect to meet the commitments we communicated to our customers and distributors.  We believe that the expected improvements in our gross margin will make the Company more competitive and will be evident in next fiscal year’s financial results.”

The Company’s GAAP operating income for the third quarter ended November 30, 2007 was $0.4 million and net loss was $0.07 per share.  Pro-forma operating income for the same period was $3.7 million and net income was $0.07 per share.  The difference between the GAAP and pro-forma results reflects the add-back of restructuring costs related to the closure of the Company’s last remaining U.S. manufacturing facility of approximately $0.4 million and the add-back of an inventory impairment of $3.0 million that was related to management’s decision to reduce the number of SKUs and close manufacturing operations in the U.S. as well as other adjustments to inventory. The Company believes that the restructuring costs and inventory write-downs are not part of normal operations and that excluding these costs results in a better indicator of the Company’s underlying financial performance; the pro-forma results are also a metric used by management to assess the progress of the Company’s turnaround.

Mr. Muellner concluded, “We believe that our pro-forma performance this quarter is a solid indicator of our progress and a base upon which we will be able to drive further improvements at the top line and in the gross margin as we enter the next fiscal year.”

TELECONFERENCE

The Company’s management will host a conference call today at 5:00 p.m. Eastern Time/ 2:00 p.m. Pacific Time to discuss its third quarter 2008 results and the business outlook.  There will be a simultaneous web cast.

Interested parties may participate in the conference call by dialing 800-240-2430 (international dial-in 303-262-2130). The live webcast of the conference call may be accessed by visiting the Investor Relations section of the Meade website at http://www.meade.com.

A telephonic replay of the conference call will be available through January 21, 2008 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11106820#.  The webcast will be archived on the Company’s website for 90 days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectation that it will realize $10 million in annual cost savings; the expectation for significantly further recovery in riflescopes in fiscal 2009; the  expectation for additional telescope placements in fiscal 2009; the expectation that the Company is on track for its manufacturing transfer plan; the Company’s expectation that it will meet its commitments to customers; the Company’s expectation for revenue and gross margin improvements in fiscal 2009 compared with fiscal 2008;  and the Company’s belief that the current quarter results are an indicator of the progress of the turnaround.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the stated goal of $10 million in annual savings and the potential need for further restructuring activities; the Company’s ability to move its manufacturing operations out of the United States without meaningful disruption to its supply chain and relationships with customers of those products; the Company’s assessment of the potential need for further inventory write-downs;  the Company’s ability to monetize the new and/or improved customer relationships in the form of incremental revenue; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

MEADE INSTRUMENTS CORP.

STATEMENT OF OPERATIONS DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2007	2006	2007	2006

Net sales	$51,441	$48,498	$85,256	$85,829
Cost of sales	42,789	38,189	72,477	69,160
Gross profit	8,652	10,309	12,779	16,669

Selling expenses	5,001	5,502	10,169	13,284
General and administrative expenses	2,383	3,866	7,932	10,905
Research and development expenses	437	467	1,446	1,173
Restructuring Costs	365	—	365	—
ESOP expense	57	79	192	229
Operating income (loss)	409	395	(7,325)	(8,922)

Interest expense	555	277	880	492

Income (loss) before income taxes	(146)	118	(8,205)	(9,414)

Income tax expense	1,476	1,299	1,638	1,276

Net loss	$(1,622)	$(1,181)	$(9,843)	$(10,690)

Per share information:
Net loss — basic and diluted	$(0.07)	$(0.06)	$(0.47)	$(0.55)

Weighted average common shares outstanding — basic and diluted	22,973	19,641	20,916	19,585

MEADE INSTRUMENTS CORP.

PROFORMA INCOME STATEMENTS

(Unaudited)

(in thousands)

	Q3
	2008	2007
Net sales	$51,441	$48,498
Cost of sales	39,839	38,189
Gross profit	11,602	10,309
	22.6%	21.3%

Selling expense	5,001	5,344
General and Administrative expense	2,383	3,246
Research and development	437	467
ESOP expense	57	79
Total operating expenses	7,878	9,136

Operating income	3,724	1,173

Interest expense	555	277

Income before income taxes	3,169	896

Provision for income taxes	1,476	1,299

Net income (loss)	1,693	(403)

	Q3 FY 2008
	GAAP	Adjustments (1)	Proforma
Net sales	$51,441		$51,441
Cost of sales	42,789	(2,950)	39,839
Gross profit	8,652		11,602
	16.8%		22.6%

Selling expense	5,001		5,001
General and Administrative expense	2,383		2,383
Research and development	437		437
Restructuring costs	365	(365)	—
ESOP expense	57		57
Total operating expenses	8,243		7,878

Operating income	409		3,724

Interest expense	555		555

Income before income taxes	(146)		3,169

Provision for income taxes	1,476		1,476

Net income (loss)	$(1,622)		$1,693

	Q3 FY 2007
	GAAP	Adjustments (2)	Proforma
Net sales	$48,498		$48,498
Cost of sales	38,189		38,189
Gross profit	10,309		10,309
	21.3%		21.3%

Selling expense	5,502	(158)	5,344
General and Administrative expense	3,866	(620)	3,246
Research and development	467		467
ESOP expense	79		79
Total operating expenses	9,914		9,136

Operating income	395		1,173

Interest expense	277		277

Income before income taxes	118		896

Provision for income taxes	1,299		1,299

Net income (loss)	$(1,181)		$(403)

(1)   Excludes inventory write down of $3.0 million for excess and obsolete inventory and $365,000 in restructuring costs recognized during the quarter ended November 30, 2007.

(2)   Excludes severance costs of $158,000 and $620,000 in legal and audit fees related to the Company’s restatement of its financial statements.

MEADE INSTRUMENTS CORP.

PRELIMINARY BALANCE SHEET DATA

(Unaudited)

(in thousands)

	November 30, 2007	February 28, 2007

ASSETS
Current assets:
Cash	$190	$4,048
Accounts receivable, net	37,914	12,445
Inventories	24,947	25,289
All other current assets	720	443
Long-term assets	12,805	12,904

	$76,576	$55,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$21,816	$860
Accounts payable	13,243	8,551
Accrued liabilities and other current
liabilities	4,819	7,010

Income taxes payable	1,411	1,415
Long-term debt and other obligations	2,690	2,817
Total stockholders’ equity	32,597	34,476

	$76,576	$55,129